Exhibit 4

W. R. Grace & Co.

February 20, 2019

40 North Management LLC
9 West 57th Street, 30th Floor
New York, NY 10019
Attention: David S. Winter and David J. Millstone

Ladies and Gentlemen:

W. R. Grace & Co. (the “Company”), on the one hand, and 40 North Management LLC (“40 North”) and the persons and entities listed following the signature of 40 North on the signature pages hereof (including 40 North and, collectively and individually, the “40 North Group” or “you”), on the other hand, have mutually agreed to the terms contained in this letter agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the other letter agreement (the “Concurrent Letter Agreement”), dated February 20, 2019, by and among the Company and the 40 North Group. The “40 North Designee” shall mean Kathleen G. Reiland or any replacement therefor designated by the 40 North Group pursuant to the Concurrent Letter Agreement. This letter agreement shall become effective upon the date hereof. The Company understands and agrees (for your benefit and for the benefit of the 40 North Designee) that, subject to the terms of, and in accordance with, this letter agreement and the Concurrent Letter Agreement, the 40 North Designee may, if and to the extent he or she desires to do so (and subject to his or her fiduciary duties), confidentially disclose information he or she obtains while serving as a member of the Board of Directors (the “Board”) of the Company to you and the Specified 40 North Personnel (as hereinafter defined), and may confidentially discuss such information with such persons, subject to the terms and conditions of this letter agreement and the Concurrent Letter Agreement. Further, from the date hereof until the date of the 2019 Annual Meeting, the Company is willing to directly furnish or otherwise make available Company Information (as hereinafter defined) to Kathleen G. Reiland, David S. Winter, David J. Millstone, Jason Pollack, Abdallah Simaika, Hamilton South, Howard Zauderer and 40 North’s outside counsel and any other person approved in writing by the Company (collectively, the “Limited 40 North Personnel”); provided that any Company Information provided prior to the 2019 Annual Meeting shall be treated as Highly Sensitive Information (as hereinafter defined) until the 2019 Annual Meeting, after which time such designation shall no longer apply to such information but shall continue to be treated as Company Information. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include strategic, business or financial planning information, financial results, financial projections and forecasts, information about the deliberations of the Board or its committees as a whole or of individual members of the Board or its committees or members of the Company’s management, non-privileged advice received by such parties or individuals from the Company’s attorneys, accountants, consultants or other advisors, trade secrets or other business information the disclosure of which could harm the Company.

In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in Section 2 hereof, the Specified 40 North Personnel, you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is disclosed, furnished or made available to you or the Specified 40 North Personnel (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by the 40 North Designee (in his or her capacity as a director of the Company) or by or on behalf of the Company or any its agents, representatives, attorneys, advisors, directors (other than a 40 North Designee), officers or employees (collectively, the “Company Representatives”), including without limitation information furnished by or on behalf of the Company or any Company Representative to the 40 North Designee who in turn furnishes it to you or the Specified 40 North Personnel, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring or relating to, based upon or derived from such information, in whole or in part (collectively, but subject to Section 1 below, “Company Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

The Company shall be permitted to designate from time to time in good faith certain highly sensitive Company Information as “Highly Sensitive Information” which may be shared among the Limited 40 North Personnel, but may not be shared with the Specified 40 North Personnel who are not Limited 40 North Personnel; provided, that the Company will not utilize this right of designation for the purpose of discriminating against the 40 North Designee in order to limit his or her participation in substantive deliberations of the Board. The Company agrees that from and after the 2019 Annual Meeting, the designation of Highly Sensitive Information shall only apply to specific Company Information that (a) was determined by the Chief Executive Officer of the Company or the Board to reasonably require such treatment and (b) has a legend stamped on applicable written materials that reads: “HIGHLY SENSITIVE INFORMATION - Limited 40 North Personnel Only”.

For the purposes of this letter agreement, “Specified 40 North Personnel” means (i) the employees of the 40 North Group (including Kathleen G. Reiland and any replacement therefor designated by the 40 North Group pursuant to the Concurrent Letter Agreement), Standard Industries Inc., a Delaware corporation (“Standard”), any Affiliate (as defined in the Concurrent Letter Agreement) of the 40 North Group or any Affiliate of Standard (other than, in each case, any non-legal department employee whose principal responsibilities as a non-legal department employee are with any operating company of Standard or any of its subsidiaries) and (ii) outside counsel to 40 North, in each case, who are informed by you of the confidential nature of such information and agree to abide for the benefit of the Company to the terms hereof;

1. The term “Company Information” does not include information that (a) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the Specified 40 North Personnel or (b) was within your or any of the Specified 40 North Personnel’s possession on a non-confidential basis prior to its being furnished, disclosed or made available to you or any Specified 40 North Personnel by or on behalf of the Company or the Company Representatives; provided, that in the case of clause 1(b) above, the person giving you or any of the Specified 40 North Personnel such information was not believed by you or the Specified 40 North Personnel, after reasonable inquiry of such person, to be bound by an obligation of confidentiality to the Company or any of the Company Representatives with respect to such information at the time the information was disclosed to you or the Specified 40 North Personnel.

2. You and the Specified 40 North Personnel will, and you will cause the Specified 40 North Personnel to, (a) keep the Company Information strictly confidential, (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company and (c) not use the Company Information for any purpose other than monitoring and managing your investment in the Company; provided, however, that you and the Specified 40 North Personnel may privately disclose any of such information to the Specified 40 North Personnel (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and agree to abide for the benefit of the Company to the terms hereof; provided, further, that you will be responsible for any violation of this letter agreement by any former or current Specified 40 North Personnel (including David S. Winter, David J. Millstone, Kathleen G. Reiland and any replacement therefor designated by the 40 North Group pursuant the Concurrent Letter Agreement) as if they were parties hereto. Furthermore, you will not, and you will cause the Limited 40 North Personnel not to, disclose any Highly Sensitive Information to any person other than other than Limited 40 North Personnel. For the avoidance of doubt, subject to Section 3 you shall not, and you shall cause the Specified 40 North Personnel (including Kathleen G. Reiland and any replacement therefor designated by the 40 North Group pursuant to the Concurrent Letter Agreement) not to, disclose or make available any Company Information to anyone other than you or the Specified 40 North Personnel. It is understood and agreed that no 40 North Designee shall disclose or make available to you or the Specified 40 North Personnel any Legal Advice (as defined below) that may be included in the Company Information, and that the Company does not intend to waive any legal privilege or immunity. “Legal Advice” as used herein shall be limited to the legal advice provided to the Company or its directors by the Company’s (internal or external) legal counsel and that is subject to an attorney client privilege, work product doctrine or other legal privilege or immunity that could reasonably likely be waived by disclosure to you or any of the Specified 40 North Personnel, and shall further be limited to such advice that the Company’s legal counsel has indicated is so privileged.

3. In the event that you or any of the Specified 40 North Personnel are required by applicable subpoena, legal process or other legal requirement, or formally requested in an audit or examination by a regulator or self-regulatory organization with jurisdiction to regulate or oversee any aspect of your business (“Regulator”), to disclose any of the Company Information, you will, to the extent legally permissible, promptly notify the Company in writing in advance by facsimile and electronic mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Following notification by you to the Company (or before such notification if prior notification is not legally permissible), you may honor any such subpoena, legal process, other legal requirement or Regulator’s request that requires discovery, disclosure or production of the Company Information if and solely to the extent that (a) you produce or disclose only that portion of the Company Information which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Company Information of the existence of this letter agreement and the confidential nature of such Company Information and you cooperate with the Company, at the Company’s cost and expense, if it decides to seek a protective order or other relief to prevent the disclosure of the Company Information or to obtain reliable assurance that confidential treatment will be afforded the Company Information; or (b) the Company consents in writing to having the Company Information produced or disclosed pursuant to such subpoena, legal process, other legal requirement or Regulator’s request. In no event will you or any of the Specified 40 North Personnel oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Company Information or to obtain reliable assurance that confidential treatment will be afforded the Company Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4. You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Company Information, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of the Specified 40 North Personnel relating to or resulting from the use of the Company Information or any errors therein or omissions therefrom. You and the Specified 40 North Personnel (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, General Counsel and/or such other persons approved in writing by the Chief Executive Officer, General Counsel or the Board concerning Company Information, or seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, that the restriction in this sentence shall not apply to the 40 North Designee acting solely in his or her capacity as a director in accordance with the Concurrent Letter Agreement and the Company’s corporate governance policies and other guidelines.

5. All Company Information shall remain the property of the Company. Neither you nor any of the Specified 40 North Personnel shall by virtue of any disclosure of and/or your use of any Company Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time on or after the date on which a 40 North Designee no longer serves as a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy, at your option, all hard copies of the Company Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Company Information in your or any of the Specified 40 North Personnel’s possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Company Information has been erased or deleted, as the case may be); provided, however, that (a) your legal department and/or outside counsel may keep one copy of any Company Information (in electronic or paper form) solely for purposes of complying with applicable law or regulation and, in the case of your outside counsel, to document its services for 40 North in accordance with applicable professional standards (and such information shall not be disclosed or used for any other purposes) and (b) you and/or outside counsel may retain Company Information to the extent it is “backed-up” on your and/or their electronic information management and computer systems or servers in the ordinary course and is not immediately available to an end user (and such information shall not be recovered from such systems or servers except as expressly permitted above); provided, that any Company Information retained pursuant to clauses (a) and/or (b) shall be subject to the confidentiality terms of this letter agreement notwithstanding any termination or expiration of this letter agreement until such information is returned or destroyed or no longer constitutes Company Information pursuant to the terms hereof. Notwithstanding the return or erasure or deletion of Company Information, you and the Specified 40 North Personnel will continue to be bound by the obligations contained herein.

6. You acknowledge, and will advise the Specified 40 North Personnel, that the Company Information may constitute material non-public information under applicable federal and state securities laws, and you agree that neither you nor any of the Specified 40 North Personnel shall trade or engage in any derivative or other transaction on the basis of such information in violation of such laws. The Company agrees not to furnish or otherwise make available to the 40 North Group any information that would result in the 40 North Group being restricted from trading in the Company’s securities during any time period that the Company’s directors are not subject to restrictions from trading under the Company’s insider trading policy unless the 40 North Group provides its prior written consent. The Company further agrees to promptly inform the 40 North Group reasonably in advance of the opening and closing of the trading window in which the Company’s directors are permitted to trade in the Company’s securities under the Company’s insider trading policy.

7. You hereby represent and warrant to the Company that (a) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (b) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (c) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (d) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. You acknowledge and agree that the value of the Company Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.        Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware) in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware), waives any argument that such courts are an inconvenient or improper forum and waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11. This letter agreement and the Concurrent Letter Agreement (including the exhibits thereto) contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by facsimile and email, when such facsimile is transmitted to the facsimile number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the addresses specified below:

If to the Company, to:

W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Attention: Mark A. Shelnitz
Email: Mark.Shelnitz@grace.com
Facsimile: (410) 531-4545

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew R. Brownstein; Gregory E. Ostling
Email: ARBrownstein@wlrk.com; GEOstling@wlrk.com
Facsimile: (212) 403-2000

If to 40 North or the 40 North Group, to:

40 North Management LLC

9 West 57th St., 30th Floor

New York, NY 10019
Attention: Howard J. Zauderer
Email: howard.zauderer@40north.com
Facsimile: (212) 821-1638

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention: Scott B. Crofton
Email: croftons@sullcrom.com
Facsimile: (212) 558-3588

13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14. This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

16. Except as otherwise provided herein, this letter agreement shall expire eighteen (18) months after the date on which a 40 North Designee no longer serves as a director of the Company; except that you shall indefinitely maintain in accordance with the confidentiality obligations set forth herein any material constituting intellectual property (including patents, trade secrets, copyrights and trademarks).

17. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

18. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement and the Concurrent Letter Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the Concurrent Letter Agreement and the documents referred to herein and therein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement or the Concurrent Letter Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement or the Concurrent Letter Agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

19. The 40 North Group represents and warrants to the Company that (a) 40 North, as the authorized signatory of the entities on behalf of which it is signing on the signature pages hereof, has the power and authority to execute this letter agreement and thereby bind such entities, and (b) this letter agreement has been duly authorized, executed and delivered by the entities that comprise the 40 North Group, constitutes valid and binding obligations of such entities, and is enforceable against such entities in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

[Signature Pages Follow]

If the terms of this letter agreement are in accordance with your understanding, please sign where indicated below, whereupon this letter agreement will constitute a binding agreement among us.

W. R. GRACE & CO.

By:	/s/ Hudson La Force
	Name:	Hudson La Force
	Title:	President and
Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above:

40 North Management LLC

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Principal

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Principal

40 North GP III LLC

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Principal

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Principal

40 North Latitude Master Fund Ltd.

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Director

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Director

[Signature Page to Letter Agreement]

40 North Latitude Fund LP

By 40 North GP III LLC, its General Partner

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Principal

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Principal

[Signature Page to Letter Agreement]